Exhibit 5.1

DreamWorks Animation SKG, Inc.
1000 Flower Street
Glendale, California 91201

October 27, 2004
Ladies and Gentlemen:

     I am the General Counsel and Secretary of DreamWorks Animation SKG, Inc., a Delaware corporation (the “Company”), and I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”), which will be issued and issuable in respect of equity-based compensation awards granted under the DreamWorks Animation SKG, Inc. 2004 Omnibus Incentive Compensation Plan; the Amended and Restated Employee Equity Participation Plan of DreamWorks L.L.C. (“DW Studios”) and its Subsidiaries; the Pacific Data Images, Inc. 1998 Stock Plan and the Pacific Data Images, Inc. 1996 Equity Incentive Plan (collectively, the “Plans”), which have been assumed by the Company in connection with its separation from DW Studios pursuant to the terms of the Separation Agreement, dated as of October 27, 2004, between the Company and DW Studios.

     I have reviewed the Company’s Restated Certificate of Incorporation and By-laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as bases for the opinion hereinafter expressed.

     Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Class A Common Stock covered by the Registration Statement when issued pursuant to the terms of the grants of equity-based compensation awards under Plans will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ Katherine Kendrick
Name:	Katherine Kendrick
Title:	General Counsel and Secretary